EXHIBIT 99

FirstEnergy Nuclear Operating Company                  For Immediate Release
5501 N. State Route 2
Oak Harbor, Ohio 43449
www.firstenergycorp.com

News Media Contact:
Todd Schneider
(330) 620-2895


                          DAVIS-BESSE RESTART UNDER WAY

         FirstEnergy Corp. (NYSE: FE) subsidiary FirstEnergy Nuclear Operating Company (FENOC) announced today that the Davis-Besse Nuclear Power Station has begun the first of a series of steps to safely restart the plant's reactor after an extended outage to replace the reactor head and make other equipment and performance improvements.

         The startup activities began after FENOC officials today received authorization to restart the plant from the Nuclear Regulatory Commission (NRC). FENOC formally requested startup authorization at the February 12, 2004, NRC 0350 panel meeting in Port Clinton, Ohio. FENOC executives stated that plant personnel had completed the major actions necessary to return Davis-Besse to safe and reliable service.

         "We are fully committed to operating this plant safely and reliably," said FENOC President and Chief Nuclear Officer Gary R. Leidich. "We have the plant in excellent operating condition, well-trained employees and new and enhanced programs to help ensure continued safe, reliable operation."

         The plant will be restarted in a deliberate and controlled manner, with reactor operators incrementally increasing reactor power, stopping at the 50-percent and 100-percent power levels to test equipment and assess operational performance. Also, post-restart assessments will be conducted two weeks and one month after the plant reaches 100-percent power. Operators expect to reach full power within two weeks.

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         Davis-Besse's restart follows completion of thousands of activities conducted since the plant shut down for refueling in 2002. Many steps have been taken to strengthen the management team, and help ensure continuous improvement in the plant's performance and the overall safety culture.

         Plant improvements included expansion of the Containment Emergency Sump strainers from 50 square feet to 1,200 square feet; installation of a state-of-the-art leak monitoring system on the reactor bottom; refurbishment of the Containment Air Coolers; stripping and painting of the Containment Vessel dome; and modification of the two High Pressure Injection Pumps.

         To help ensure continued improvement in nuclear safety and plant operations, FENOC established a long-term Operational Improvement Plan, which provides for such actions as focused self-assessments, benchmarking, using FENOC common practices, improving standards, and reducing maintenance backlog.

         Also, numerous programs were enhanced to meet or, in many cases, exceed regulatory and industry standards. They include the Corrective Action, Boric Acid Corrosion Control, Employee Concerns, Operating Experience, and Radiation Protection programs.

         In the area of human performance and safety culture, the FENOC and Davis-Besse organizations were restructured with a new management team, and employees were trained in such areas as meeting standards, adhering to procedures, and identifying and reporting safety issues. Also, numerous assessments and surveys were conducted to evaluate and improve safety culture.

         Leidich described Davis-Besse's renewed focus on nuclear safety as a "relentless commitment that permeates all areas of the corporation - from the Davis-Besse control room to the FirstEnergy headquarters in Akron."

         The NRC granted restart authorization in an order containing several commitments by Davis-Besse. Those requirements include ongoing independent assessments of the site's operational performance, safety culture and safety conscious.

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work environment, and corrective action and engineering programs for five years, as well as visual inspection of the reactor head and lower vessel during the plant's mid-cycle outage, slated in about one year.

         Over the past two years, the restart activities were monitored and evaluated by three independent oversight organizations, in addition to the NRC. These included FENOC Oversight, which reports directly to the President of FENOC and provides monthly updates to the Nuclear Committee of the FirstEnergy Board of Directors; the Company Nuclear Review Board (CNRB), composed of nuclear industry experts from other plants and nuclear consulting firms; and the Restart Overview Panel (ROP), composed of industry experts, retired NRC officials and a representative from the Ottawa County government. To help ensure continuous, long-term improvement in Davis-Besse operational and safety performance and to support the plant's fulfillment of NRC requirements, the Nuclear Quality Assurance and the CNRB, which now includes some members of the ROP, will provide ongoing oversight.

         FirstEnergy Corp. is a registered public utility holding company headquartered in Akron, Ohio.



Forward-Looking Statement: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "expect," "believe," "estimate," and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), adverse regulatory or legal decisions and the outcome of governmental investigations, availability and cost of capital, the continuing availability and operation of generating units, the inability to accomplish or realize anticipated benefits of strategic goals, the ability to improve electric commodity margins and to experience growth in the distribution business, the ability to access the public securities markets, further investigation into the causes of the August 14, 2003 regional power outage and the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to that outage, a denial of or material change to the Company's Application related to its Rate Stabilization Plan, and other factors discussed from time to time in FirstEnergy's Securities and Exchange Commission filings, including its annual report on Form 10-K (as amended) for the year ended December 31, 2002, its Form 10-Q for the quarter ended September 30, 2003 and under "Risk Factors" in the Prospectus Supplement dated September 12, 2003 to the Prospectus dated August 29, 2003 (which was part of the Registration Statement-SEC File No. 333-103865) and other similar factors. FirstEnergy expressly disclaims any current intention to update any forward-looking statements contained in this document as a result of new information, future events, or otherwise.

                                    (030804)



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